EXHIBIT 10.01

AMENDMENT NO. 1 TO THE
AMENDED AND RESTATED MARTIN MARIETTA MATERIALS, INC.
COMMON STOCK PURCHASE PLAN FOR DIRECTORS

     This Amendment No. 1 to the Amended and Restated Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors, as previously amended (the “Plan”) hereby makes the following amendment, effective as of August 17, 2004.

     Section 8(a) of the Plan is amended and restated as follows:

          “(a) General. At each time payment of all or a portion of a Participant’s Stock Deferral Account and/or Cash Deferral Account is due pursuant to an election made in accordance with Section 5 (or pursuant to the death of a Participant in accordance with Section 8(c)), the Company shall pay Stock and cash directly to such Participant or his Beneficiary in an amount equal to the portion of his Stock Deferral Account and/or Cash Deferral Account which is so payable. Payable amounts expressed in the form of Stock Equivalents shall be paid in Stock, and payable amounts expressed in the form of cash shall be paid in cash. The Company shall make such payment directly to the Participant from its general assets and authorized but unissued Stock; provided, however, that in the event no authorized but unissued Stock is available, payable amounts from a Participant’s Stock Deferral Account expressed in the form of Stock Equivalents may be deferred for up to six months at the discretion of the Committee pending the availability of such Stock.”

     All other terms and provisions of the Plan remain in full force and effect.